SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

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                                                     the Commission Only (as
                                                     permitted by Rule 14a-6(e)
                                                     (2))
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|X|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MERIDIAN DATA, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
On August 11, 1999, Meridian Data, Inc. issued the following press release:


                                 [COMPANY LOGO]

Company Contacts:                                 Agency Contact:
Erik E. Miller/Steve Schroeder                    Lillian Armstrong/Kris Otridge
Meridian Data Inc.                                Lippert/Heilshorn & Associates
(831) 438-3100                                    (415) 433-3777

                    MERIDIAN DATA FILES MERGER PROXY STATEMENT

         SCOTTS VALLEY,  Calif.,  August 11, 1999 -- Meridian Data, Inc. (NASDAQ
NMS: MDCD), a provider of simplified network storage solutions, today announced the mailing of its proxy statement in connection with the upcoming merger with Quantum Corporation ("Quantum").

         The Special Meeting to approve the merger with Quantum and other merger-related issues will be held on Thursday, September 9th 1999. The Board of Directors has declared that all holders of Common Stock at the close of business on August 4th, 1999 are entitled to vote at the Special Meeting. Pursuant to the terms of the Merger Agreement, the pricing period for determining the merger conversion ratio will be from Tuesday, August 31st through Tuesday, September 7th. The merger should be effective shortly after the Special Meeting.

         Gianluca Rattazzi, president and chief executive officer of Meridian Data said, "We believe that the merger with Quantum provides some very substantial benefits to Meridian's stockholders. The merger with Quantum will provide the Snap! Server with the financial and marketing resources to realize greater success than we could otherwise achieve, while at the same time providing our stockholders with a handsome return and the ability to share in Quantum's success with the Snap! Server." Mr. Rattazzi continued, "The future potential of the network-attached storage ("NAS") market is evidenced by the many large and established companies, such as Intel, Hewlett Packard, and the Netgear division of Nortel Networks, which have announced their intention to enter the market for NAS. These companies have substantially greater financial and marketing resources than Meridian. As evidenced by the many laudatory reviews and awards that the Snap! Server has won, Meridian has developed the gold standard when it comes to network-attached storage appliances. Unfortunately, given our limited resources, it would be extremely difficult for the Snap! Server to realize its full market potential, absent the resources of Quantum."

         Mr. Rattazzi concluded, "I urge all Meridian stockholders to sign and return their proxy card as soon as possible. According to the rules of the SEC and the securities exchanges, your broker may not vote your shares without receiving instructions from you, the beneficial owner. Any stockholder who fails to return their proxy card, even if they believe in the benefits of the merger, has effectively voted against merging their company with Quantum."

About Meridian Data
         Founded in 1988, Meridian Data is a developer and manufacturer of easy-to-use network storage solutions. Trading as MDCD on the NASDAQ National Market System, Meridian is headquartered in Scotts Valley, Calif. and maintains offices in New York, Washington D.C., Dallas, Florida, Atlanta, Chicago, San Francisco/Bay Area, and London. The Company's products are available through leading distributors and value-added resellers, and leading computer product catalogs worldwide. For more information, visit http://www.meridian-data.com or http://www.snapserver.com on the World Wide Web or call our fax on demand server at 1-800-239-0335.

Safe Harbor Statement

         The words "anticipate," "believe," "estimate," "expect," "intend," "will," "project," "hope," and similar expressions, as they relate to the Company or the markets in which the Company's products compete, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary significantly from those described. In accordance with provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21G of the Securities Exchange Act of 1934, as amended, we are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the risk factors set forth in the Company's filings with the Securities and Exchange Commission and those set forth below. Such forward-looking statements include, but are not limited to, comments regarding the company's pending merger with Quantum Corporation, and future Snap! Server sales. This merger and related issues are subject to stockholder approval and the company's board of directors and management do not control sufficient shares to guarantee approval. Failure to obtain the necessary stockholder approvals would have a material adverse effect on the company. The Company's quarterly operating results may also vary significantly due to changes in market acceptance of new products, including the Snap! Server, The Company's quarterly operating results may vary significantly due to changes in market acceptance of products, such as the Snap! Server, and changes in the projected growth of the NAS market. There can be no assurance that the Company will be successful in developing and marketing the Snap! Server or other new products, or that such products will achieve market acceptance. The Company has failed to meet its expectations of future revenues in the past. As a result of these and other factors, the Company believes that its revenues and operating results are difficult to predict and are subject to fluctuations from period to period. The Company is actively developing new products for the NAS market. Such products entails substantially higher risks to the Company in the form of new and well established competition, and competitive dynamics different than those experienced in the CD ROM networking market.

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